EXHIBIT 10.12

                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT ("Agreement") is entered into as of October 9, 1998 by and between FRAGRANCE EXPRESS, INC., a Nevada corporation, with offices at 43 Taunton Green, Taunton, MA 02780 (the "Company") and Rothschild Reserve International, Inc., and or its affiliates, successors or assigns ("Consultant")

                                   WITNESSETH:

     WHEREAS  Consultant   provides  corporate  growth  development   consulting
services;

     WHEREAS the Company desires to engage the services of Consultant in accordance with the terms and conditions set forth in this Agreement, and;

     WHEREAS in the context of this Agreement, the term "Transaction" shall mean issuance of stock or any other securities, spin-off or redeployment of assets, or divisions, restructuring, or other transaction undertaken by the Company or any person or entity acting together with or for the benefit of the Company. The term "Value" shall mean the aggregate value of a Transaction, including present and future cash, royalties, securities, warrants and any other form of payment or dividend. "Consideration" shall mean all consideration paid to respective parties, including cash, royalties, securities, warrants and any other form of payment or dividend.

     NOW, THEREFORE, in consideration of the mutual promises and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   Services

     Consultant shall provide the following services to the Company:

     A. Provide consulting and liaison services to the Company as requested in connection with the establishment and implementation of a corporate development growth plan (1) to procure near term and longer term working capital for operations and expansion (2) to repay certain debt. Such plans also may encompass other priorities as set forth by both parties.

     B. Provide consulting and liaison services to the Company in connection with the implementation and completion of its corporate development plan (including subsidiaries and affiliates), it being understood that such services should not be construed as engaging in broker dealer activities;

     C. Review the present capital structure of the Company (including subsidiaries and affiliates), its stock trading patterns, market making activities, and external investment community information; advise and coordinate the development and implementation of a plan to maximize shareholder values; and work in conjunction with management and legal counsel.


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     D.   Assist,  when  requested  by the  Company,  and monitor the  Company's investor relations activities which may include assistance in the review and creation of corporate communications, press releases, and presentations.

     E. Review, comment and advise on all development and financial proposals the Company receives during the term of this agreement when requested by the Company.

     F.   Board participation if requested by the Company.

2.   Compensation

     If the Company is successful in raising short and/or long term capital through the activities of Consultant, in consideration of the services provided by Consultant under this Agreement, the Company agrees to pay the following:

     A. An initial flat fee payment of 250,000 Free-Trading shares (pre-split) upon execution of this Agreement.

     B. If the Company is successful in structuring its overall program and objectives outlined in Paragraph 1 and such success is demonstrated by the value of the common stock of the Company in the trading market, the Company agrees to the following incentive compensation:

          1. If the common stock of the Company trades at a closing bid price of $1 (pre-split) on or by the close of trading on October 21, 1998, a total of 62,500 (post-split) shares (50% Free-Trading shares / 50% Rule 144 shares) to be paid to Consultant.

          2. If the Common Stock of the Company trades at a closing bid price of $4 (post-split) ($1 pre-split) for a period of twenty (20) days from and after October 19,1998 (defined as a $4 closing bid price for a minimum of 15 out of 20 trading days), a total of 62,500 post-split shares (Free-Trading / 50% Rule 144) shall be paid to Consultant.

          3. If the Common Stock of the Company trades at a closing bid price of $5 (post-split) ($1.25 pre-split) for a period of twenty (20) days from and after November 16,1998 (defined as a $4 closing bid price for a minimum of 15 out of 20 trading days), a total of 62,500 post-split shares (Free-Trading / 50% Rule 144) shall be paid to Consultant.

          4. If the Common Stock of the Company trades at a closing bid price of $5 (post-split) for a period of twelve (12) months after (2) and (3) above, (defined as a $5 closing bid price for a minimum of 75% of the trading days and within 80% of $5 during such time period), a total of 62,500 post-split shares (50% Free-Trading / 50% Rule 144) shall be paid to Consultant.

     C. If Consultant is successful in structuring a program under which the Company raises money to meet the Company's cash needs in the


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          form of  convertible  debt,  debt with warrants or similar  incentive, preferred stock or other equity participation and the Company is not required to pay any fees to third parties, the Company agrees to the following incentive compensation:

          1. Payment equal to five percent (5%) of the Transaction Value received by the Company; and

          2. A bonus equivalent to one and one half percent (1.5%) of the Transaction Value received by the Company payable in the form of a 3 year option to purchase Rule 144 Common Stock of the Company to be issued at Market Price. (Example - $100,000 is raised, 1.5% equals $1,500, Market Price at time of execution is $5/share, bonus equals 300 Rule 144 shares).

3.   Expenses

     The Company agrees to reimburse Consultant and its affiliates, for all reasonable out-of-pocket expenses and costs incurred in connection with the performance of its services under this Agreement including but not limited to travel expenses, courier costs, postage, long distance telephone calls and outside consultants, however all such expenses incurred shall be first pre-approved in writing by the President of the Company. 4. Indemnification

     The parties agree to execute an indemnity agreement, acceptable to both parties which shall survive any termination of this Agreement. The Company and Consultant each represent that they have the authority to enter into this Agreement, and have obtained all necessary consents. Both further represent that there are no existing agreements that would prohibit or prevent the terms of the Agreement from being implemented.

5.   Term

     This Agreement may be terminated with cause by either party during the term of the Incentive Program set forth in Paragraph 2 herein and may be terminated without cause on by either party with 30 days written notice.

6.   Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of Florida with jurisdiction and venue vested in the County of Palm Beach.

7.   Miscellaneous

     This Agreement constitutes the entire agreement between us, and may not be amended or modified except in writing signed by both parties hereto. If any provision of this Agreement shall be held or made invalid by a statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. This Agreement and the schedule hereto


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     have  been  drafted  jointly  by  the  parties  and,  in the  event  of any ambiguities in the language hereof, there shall be no inference drawn in favor of or against either party. The parties agree to submit any dispute
     or  claim  and  all   counterclaims  and  cross  claims  arising  from  the
     interpretation, performance, breach or any other aspect of this Agreement or any of its terms or provisions to final binding arbitrations by a panel of three arbitrators selected in accordance with the rules of the American Arbitration Association in West Palm Beach, Florida in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the Code of Civil Procedure; the arbitrator's decision shall be final and conclusive and confirmed by way of court judgement. The prevailing party shall be entitled to recover from the other party the cost of the
     arbitration,   including  reasonable  attorney's  fees.  Either  party  may initiate an arbitration as provided in the Commercial Arbitration Rules and the Code of Civil Procedure.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

ROTHSCHILD RESERVE                            FRAGRANCE EXPRESS, INC.,
INTERNATIONAL, INC.,                          a Nevada Corporation
a Florida Corporation


BY:/s/ Alexis I. Mandelbaum                   BY:/s/ Daniel Hoyng
--------------------------------               ----------------------
       Alexis I. Mandelbaum, President        Dan Hoyng, President